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                                                                    EXHIBIT 99.1

[INTERPHASE LOGO]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE


TRADE CONTACT:
Margaret Lietzke                                  Steve Kovac
Interphase Corporation                            Interphase Corporation
(214) 654-5133/(214) 215-5687                     (214) 654-5220
mlietzke@iphase.com                               ir@iphase.com


INVESTOR CONTACT:


              INTERPHASE CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN


DALLAS, TEXAS, DECEMBER 13, 2000 -- Interphase Corporation (Nasdaq: INPH), an international supplier of next generation networking technologies, today reported that its Board of Directors approved the adoption of a Shareholder Rights Plan under which all shareholders of record as of the close of business on December 29, 2000 will receive a distribution of rights to purchase additional shares of the Company's common stock.

The Rights Plan, while not adopted in response to any existing offers, is designed to ensure that shareholders are given fair and equitable treatment, and receive the appropriate consideration for their investment, in the event that an unsolicited attempt is made to acquire Interphase Corporation in a situation which might involve abusive takeover tactics.

Each right will initially allow the purchase of one share at a price of $93 for each share held. The rights will be exercisable only in the event that a person or entity acquires, or makes a tender or exchange offer to acquire, 15 percent or more of Interphase Corporation's common stock. Upon an acquisition of 15% or more, each right not owned by the acquiring person or group will be adjusted to allow the purchase for $93 of a number of shares having a then market value of $186.

The rights, which expire ten years from the record date, will be distributed to shareholders as of the record date as a non-taxable dividend. The rights will trade with Interphase Common stock until, and if, the occurrence of certain events at which time the rights would become separated. The Board of Directors may terminate the Rights Plan, or redeem the rights for $0.01 per right, at any time until the tenth business day

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following a public announcement of a 15% or more stock acquisition. Additional details will follow in a subsequent mailing to all shareholders as of the record date.


ABOUT INTERPHASE CORPORATION

Interphase Corporation (Nasdaq: INPH), a leader in Fibre Channel and next-generation telecommunication technologies, designs and delivers high performance connectivity adapters for computer and telecommunication networks. The company's products connect computer and telecommunication servers to storage area networks (SAN), wide area networks (WAN) and local area networks
(LAN) utilizing Fibre Channel, Asynchronous Transfer Mode (ATM), SS7, Frame Relay and ISDN technologies. Headquartered in Dallas, with offices in Austin, Paris, London, and Bangkok, Interphase 1999 revenues were $73.5 million. Clients include Hewlett Packard, IBM, Compaq/Tandem, Motorola, Sun Microsystems, Lockheed Martin, and Raytheon. Additional information about Interphase and its products is available through the company's web site at http://www.iphase.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company's market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.


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The Interphase logo is a registered trademark of Interphase Corporation.